WEX Inc. Non-Employee Director Compensation Plan Effective October 1, 2024 Originally Adopted December 13, 2014 Annual Cash Retainers The Company shall pay each non-employee board member the following annual cash retainer(s) based upon his or her service. All payments hereunder shall be made in equal quarterly amounts. Annual Lead Director Cash Retainer $ 135,000 Annual Director Cash Retainer (other than Lead Director and Chairman) $ 85,000 Audit Committee Chair Cash Retainer $ 30,000 Compensation Committee Chair Cash Retainer $ 25,000 Technology Committee Chair Cash Retainer $ 20,000 Finance Committee Chair Cash Retainer $ 20,000 Governance Committee Chair Cash Retainer $ 20,000 Equity Retainers All directors at the conclusion of the annual stockholders’ meeting (“ASM”) shall be granted a number of restricted stock units (“RSUs”) worth the equivalent of $215,000 at the then current stock price. Such RSUs will vest annually. New Director Equity Grants All new directors shall be granted a number of restricted stock units (“RSUs”) worth the equivalent of $100,000 at the then current stock price. Such RSUs are granted either (i) at the next annual stockholders’ meeting after a new non-employee director's appointment by the Board or (ii) upon initial election to the Board by our stockholders, whichever comes first, and will vest on the first anniversary of the date of grant Fee Deferral Directors may defer all or part of their cash fees and equity retainers into deferred stock units which will be payable in Company shares to the Director only upon termination from Board Service. Expense Reimbursement Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings. Proration of Annual Cash Retainers for New Directors To the extent a director is appointed at a time other than the ASM, any Annual Cash Retainers will be prorated.